Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

ante4, Inc.

Los Angeles, California

We consent to the incorporation by reference in the registration statements of ante4, Inc., formerly known as WPT Enterprises, Inc. (the Company) on Form S-3 (333-162852) and on Forms S-8 (file Nos. 333-122573 and 333-135819) of our report dated April 2, 2010, on the Company’s financial statements as of January 3, 2010 and December 28, 2008, and for each of the two years ended January 3, 2010 and December 28, 2008, included in this Annual Report on Form 10-K.

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants
Las Vegas, Nevada

April 2, 2010